EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vince Holding Corp. of our report dated June 11, 2020 relating to the financial statements and financial statement schedule, which appears in Vince Holding Corp.’s Annual Report on Form 10-K for the year ended February 1, 2020.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 15, 2020